Schedule 14C Information

                        Information Statement Pursuant to
                              Section 14(c) of the
                         Securities Exchange Act of 1934
                              (Amendment No. ____)


         Check the appropriate box:

{ X }    Preliminary Information Statement

{   }    Confidential, for Use of the Commission Only
         (as permitted by)

{   }    Definitive Statement
                              Sonoma International
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

{   }    $125 per Exchange Act Rules 0-11(c)(1)(ii) or 14c-5(g)

{   }    Fee computed on table below per Exchange Act Rules 14c-
         5(g) and 0-11

(1)      Title of each class of securities to which transaction
         applies:
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(2)      Aggregate number of securities to which transaction
         applies:
-----------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-----------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:
-----------------------------------------------------------------

(5)      Total fee paid:

{   }    Fee paid previously with preliminary materials

         {   } Check box if any part of the fee is offset as
               provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
-----------------------------------------------------------------

(2)      Form, Schedule or Registration Statement No:
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(3)      Filing Party:
-----------------------------------------------------------------

(4)      Date Filed:
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



                              SONOMA INTERNATIONAL
                             3690 S. Eastern Avenue
                                    Suite 218
                               Las Vegas, NV 89109


                              INFORMATION STATEMENT

         This Information Statement is furnished to the holders of the common stock, par value $0.001 per share (the "Common Stock"), of Sonoma International (the "Company"), to inform them as to an action to be taken by the Company with the written consents of certain holders of the Company's Common Stock, (the "Consenting Stockholders"). The Consenting Stockholders are the record holders of, in the aggregate, _______________ shares of the Common Stock (representing __% of the 60,000,000 shares outstanding as of October __, 1996).

         The Board of Directors of the Company have approved an amendment to the Company's Articles of Incorporation (the "Articles of Incorporation") to effect a one for 200 reverse split, thereby reducing the number of issued and outstanding shares to 300,000, to set the number of authorized shares at 20,000,000 and to ratify an agreement dated September 12, 1996, whereby the Company would have assets transferred into the Company (the "Agreement"). Under Nevada law and the Company's Articles of Incorporation, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is required to approve the amendment to the Company's Articles of Incorporation that change the number of authorized shares of Common Stock and effect a reverse stock split. The Consenting Stockholders gave their written consent to so amend the Company's Articles of Incorporation on October __ 1996. In addition, such stockholders ratified the approval of the Agreement. Since the Consenting Stockholders own more than the majority of the outstanding shares of Common Stock entitled to vote thereon, the increase in the number of authorized shares has been approved by the necessary vote of stockholders and the ratification of the Agreement was approved. Accordingly, the Company is not seeking written consents from any of its other stockholders.


     WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND YOU ARE REQUESTED NOT
                          TO SEND US A CONSENT OR PROXY


         This Information Statement is being mailed on or about October __, 1996 to stockholders of record on October __, 1996. The Company intends to take all necessary action to amend the Company's Articles of Incorporation on or after October __, 1996 (20 days from the date of the mailing of this Information Statement) (the "Effective Date").

         The Company's Common Stock is not presently traded in an active market.

                                VOTING SECURITIES

         The close of business on October __, 1996, has been fixed by the Board of Directors as the record date for determination of stockholders entitled to execute written consents to authorize the increase in the number of authorized shares and the ratification of the Approval. The securities entitled to consent to the amendment to the Company's Articles of Incorporation consist of shares of Common Stock. Each share of Common Stock entitles its owner to one vote. Common Stock is the only outstanding class of voting securities authorized by the Company's Articles of Incorporation.

         The following table sets forth, as of October __, 1996, the number of shares and percentage of the outstanding Common Stock beneficially owned by each person known by the Company to own more than 5% of the outstanding Common Stock.

                                           Beneficial Ownership(1)
                                  Number of Shares            Percent

B.D.C. International              4,000,000                     6.7%
Timespell, Inc.                   5,000,000                     8.3
Amber Unlimited                   9,652,553                    16.1
Leonel Breault                    3,331,500                     5.6
Sutley Family Trust               4,820,000                     8.0
Linda Bergeron                    5,000,000                     8.3

(1) The officers and directors of the Company, three people, do not own stock in the Company.

                                     General

         The Board of Directors of the Company has approved; (i) an amendment to the Company's Articles of Incorporation to effect a one for 200 reverse stock split; (ii) an amendment to the Company's Articles of Incorporation to set the number of authorized shares to 20,000,000; and (iii) the Agreement. A copy of the amendment to the Articles of Incorporation effecting this recapitalization, in substantially the form in which it is proposed to be filed, is attached as Exhibit A. The Consenting Stockholders have approved this amendment which is to become effective on the Effective Date.

         The reverse stock split will not materially affect any stockholder's proportionate equity interest in the Company or the relative rights, preferences, privileges or priorities of any stockholder. However, the amendment will permit the Company to issue additional shares of Common Stock, and upon any such issuance the existing stockholders of the Company would own proportionately less of the outstanding capital stock of the Company.

                            Purpose of the Amendment

         The Board of Directors has approved and recommended that the stockholders of the Company approve an amendment to the Company's Articles of Incorporation for the purpose of effecting a one for twenty reverse stock split and setting the number of authorized shares of Common Stock to 20,000,000.

         Currently there are 60,000,000 shares of Common Stock issued and outstanding. The Company presently has 60,000,000 shares authorized for issuance. The Company has not had operations for several years, but in September 1996, the Company entered into an agreement with _______________ whereby _________ would place at least $10,000,000 in assets into the Company. As a result of the transfer of these assets, the Company would then have operations. Because all of the Company's authorized shares of Common Stock are issued and outstanding, the Company cannot issue additional shares of Common Stock for these assets nor can the Company pursue additional financing through the issuance of shares of Common Stock.

         The Agreement contemplates a reverse stock split to reduce the number of shares of Common Stock to 300,000 and issue 1,700,000 shares of Common Stock in connection with the transfer of assets into the Company. The one for twenty reverse split will set the number of issued and outstanding shares to 300,000. To be able to issue shares for the transfer of assets as well as obtain additional financing through the issuance of Common Stock, the Company's management has determined that 20,000,000 shares of Common Stock is an appropriate number of shares to be authorized.

         Management of the Company believes that there are several disadvantages to the Company and its shareholders for stock to be low priced. For example,
Section 15(g) of the Securities Exchange of 1934 regulates trading in certain "penny stocks". These "penny stock rules" relate to stocks that, among other standards, trade for less than $5.00 per share. However, if such shares trade, among other places, on the Nasdaq SmallCap Market or the Nasdaq National Market, these rules do not apply. These rules require, among other things, that brokers who trade "penny stocks" other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. Management of the Company believes that by decreasing the number of shares presently outstanding, it will increase the per share value of the Common Stock as well as make it more likely that the Company may be able at some time in the future qualify for trading on the Nasdaq SmallCap Market or the Nasdaq National Market.

         The combined effect of these transactions would be to set the number of shares of Common Stock presently issued and outstanding to 300,000 and set the number of authorized shares to 20,000,000. The par value of the stock, $0.001 per share, would not be changed.


                              Approval of Agreement

         The Board of Directors of the Company have approved the Agreement. Although not required by Nevada or federal laws, the Board of Directors of the Company has sought the ratification and approval of its stockholders to the Agreement due to materiality of the transactions contemplated thereby, which ratification and approval has been received. The Agreement is described below.

                             Description of Business

         Sonoma International is a Nevada corporation formed in 1940 which principally engaged in the quicksilver mining business until the mid-1970's when its operations ceased. Thereafter, the Company undertook several other operations that did not materialize as expected, including a real estate development that was struggling. In 1985, the Company's Directors restructured the Company with the purpose of finding an acquisition through the issuance of Common Stock that would provide the Company additional assets and operations. As part of this restructuring, the number of authorized shares of Common Stock was increased to 60,000,000 from 12,500,000 and the par value reduced from $0.40 to $0.001. Essentially, the equity capital structure of the Company was determined at that time. Since February of 1988, Sonoma International has focused on finding assets that could be acquired by the Company so that the Company could again become an operating entity.

         During the 1988 fiscal year, Mr. Gary V. Sutley and others were issued shares of Common Stock in consideration of transferring assets to the Company of an entity affiliated with Mr. Sutley. Several million shares of Common Stock were issued to various people in connection with these transactions. In February of 1988, Mr. Sutley and others became directors of the Company. At that time the Company focused on identifying assets and liabilities of the Company, settling liabilities, and seeking new business opportunities for the Company.

         Until May, 1995, the Company's efforts to find operating assets and settle outstanding liabilities were not successful. In May, 1995, the Company entered into an agreement with Atrium Place Hotel, Inc. ("ATHI") whereby the Company agreed to be reorganized in consideration of acquiring all of the issued and outstanding capital stock of ATHI (the "ATHI Agreement"). The ATHI Agreement required that the Company be reorganized such that 20% of the issued and outstanding shares of Common Stock be owned by the Company's existing shareholders and 80% of the issued and outstanding shares of Common Stock be owned by the shareholders of ATHI. The ATHI Agreement required that ATHI transfer assets to the Company whose net worth exceeds $4,000,000.

         As part of the ATHI Agreement, Harry W. Hendersen, Barbara Hendersen, and Angie L. Hochanadel agreed to become Directors and Officers of the Company, and Gary V. Sutley, the Company's sole remaining director and officer, agreed to resign all offices.

         In connection with the ATHI Agreement, the Company agreed to obtain releases from all of its present liabilities. The Company obtained agreements with three judgment creditors of the Company and another creditor, as part of an overall settlement between several parties and the Company, that all obligations between the Company and said creditors would be discharged. The effect of these settlements would be to relieve the Company of all obligations. As of October 10, 1995, these agreements had all been entered into. Four agreements are subject to trading commencing in the Company's capital stock. See Footnote D to the accompanying financial statements.

         In connection with the reorganization, the Company agreed to obtain releases from all of its present liabilities. In consideration of the services rendered to the Company by Mr. Gary V. Sutley and Linda Starner and/or nominees of each, the Company agreed to issue to Mr. Sutley and Ms. Starner and/or nominees of each an aggregate of 33,347,553 shares of Common Stock. Furthermore, the Company obtained agreements with three judgment creditors of the Company and another creditor, as part of an overall settlement between several parties and the Company, that all obligations between the Company and said creditors would be discharged. The effect of these settlements was to relieve the Company of all obligations assuming that the transaction was completed as contemplated. As of October 10, 1995, these agreements had all been entered into.

         During the 1996 fiscal year, those activities did not materialize. The assets were not transferred to the Company as required and the ATHI Agreement was formally terminated on September 12, 1996. In the summer of 1996, the Company sought new arrangements for operating assets and entered into a new agreement described below with Clear Creek Investments, L.L.C., among others, whereby at least $10,000,000 in assets would be transferred to the Company.

Agreement to Acquire Jamestown Resort & Marina, Ltd.

         As of September 12, 1996, the Company entered into an agreement (the "Agreement") with Clear Creek Investments, L.L.C., a Kentucky limited liability company ("Clear Creek"), and holders of the limited partnership interests in Jamestown Resort & Marina, Ltd., a Kentucky limited partnership ("JRML"). Clear Creek is the sole stockholder of Jamestown Resort & Marina, Inc., a Kentucky corporation ("JRMI") which is the general partner of JRML. JRML owns a Resort and Marina located on Lake Cumberland in South Central Kentucky.

         The address of Clear Creek is 3000 Lexington Financial Center, Lexington, Kentucky 40507.

         The Agreement requires the transfer and assignment to Sonoma of all the capital stock of JRMI and all limited partnership interests of JRML (collectively, the "Transferred Securities"). There are several conditions to closing, including without limitation : (i) the delivery to the Company of an appraisal which states that the assets of Jamestown, as of the date of the appraisal, have a fair market value of not less than $10,000,000, which appraisal has been delivered to the Company; and (ii) that the Company effect a one for twenty reverse split. The Company has subsequently determined to effect a one for 200 reverse split, leaving 300,000 shares issued and outstanding. In consideration for the transfer of the Transferred Securities, the Company will issue 1,700,000 shares of Common Stock to Clear Creek, and affiliated, related and non-related entities or individuals for the acquisition of JRMI.

Description of JRML

         JRML is a Resort and Marina located on the North shore of Lake Cumberland in Kentucky. Lake Cumberland is a 53,000 acre, 101 mile long, lake in South Central Kentucky which was impounded by Wolf Creek Dam, a project developed by the U.S. Army Corps of Engineers (the "Corps") on the Cumberland River. The lake has an average depth of 120 feet and is navigable by small boats and large crafts.

         The Resort and Marina is located on approximately 291 acres on land and water three miles east of Jamestown, Kentucky on land leased from the U.S. Army Corps of Engineers. Jamestown, Kentucky is approximately 16 miles north of the Tennessee border and is within a two hour drive from Lexington and Louisville, Kentucky and Nashville, Tennessee. Kentucky Highway 92 terminates at the Resort and Marina.

Background

         JRML was formed in 1987 and was assigned an option to acquire an existing entity that operated cottages and a small boat dock on a portion of the land now leased by JRML. After the option to acquire the existing facility was exercised in August of 1987, JRML formally entered into a lease agreement with the Corps for a term of 25 years. The term of the lease was subsequently extended for another 25 years so that the term of the lease now expires in the year 2037. JRML assumed day-to-day operation of the Resort and Marina in November, 1987.

         Upon acquisition of such entity, JRML immediately embarked on a plan to construct an extremely attractive, world class Resort and Marina. While initially keeping the existing 17 cabins, the rest of the facilities were removed. Expansion began in 1987 and included a 7,200 square foot head boat facility which contains the Ship Store and restaurant, five sixty foot fuel piers, 571 slips and a 1,600 square foot floating maintenance building with repair slip and hoist. These facilities were completed in 1988. In 1989 JRML completed construction of a 40 unit all suite Lodge. The Lodge is located on an island around which the marina is constructed. The island is connected to the mainland by a causeway built by the Commonwealth of Kentucky after the acquisition of the leasehold by JRML. JRML entered into a development agreement with the Commonwealth of Kentucky whereby the Commonwealth paid almost $2,000,000 for the island/causeway improvements, and JRML agreed to pay an annual 1% of revenue fee to the Commonwealth. Since 1989, JRML has continued to expand and improve the Resort and Marina.

Present Facility

         JRML derives revenues principally from marina slip rentals, boat rentals, lodging, fuel sales, restaurant sales and sales from the ship's store. The following table sets forth the percentage of revenues derived from these categories for the eight calendar months ended August 31, 1996:

                  Category                                    Percentage

                  Slip Rentals                                  26.9
                  Boat Rentals                                  19.0
                  Lodging                                       17.6%
                  Fuel                                          15.0
                  Restaurants                                    9.7
                  Ship Store                                     9.6
                  Other                                          2.2
                                                                 ---
                  TOTAL                                        100.0%

Marina

         JRML has 805 total wet slips, 645 of which are annual rental, many of which are covered, and range in size from 22 feet by 70 feet to 10 feet by 20 feet. Most of these slips have metered electricity, cable television and telephone connections. In addition, there are 160 slips used for overnight slip rentals and slips for JRML's rental fleet.

         To maximize available water acreage, the marina is of U shaped design and is built around the island which is located in the midst of the Resort and Marina. The marina is constructed on a floating dock system and is designed to operate at all levels of the lake which fluctuates as much as 80 feet during the year.

Ship Store, Restaurant and Fuel

         The Ship Store is part of the head boat facility, the main building on the floating dock, and is centered immediately off the island. The Ship Store has approximately 8,000 square feet. The Ship Store derives its revenue principally from sale of marine supplies, clothing, groceries, full service restaurant, gifts and tobacco. The full service restaurant has a 120 seat capacity. Five fueling slips are located adjacent to the Ship Store and are 20 feet by 60 feet with eight fuel pump stations. There are three fully code compliant fiberglass fuel tanks, two 12,000 gallon tanks and on 6,000 gallon tank, installed in the ground on the island.

Yacht Club and Snack Bar

         JRML's Yacht Club facility, which is located near the Ship Store, has 2,500 square feet plus 900 square feet of covered patio for outdoor dining and special events. The snack bar and ice cream store, located nearby and close to the fueling slips, has 720 square feet and contains open patio type seating.

Room Rentals

         JRML rents 18 cabins, a two story (model) Condominium, and 40 suites in the Lodge. Of the 18 rental cabins, six are one bedroom, eight are two bedrooms and four are three bedrooms, all having a fully equipped kitchen. All of the Lodge suites have at least two rooms, a bedroom and living room. Two of the forty suites have been adapted for handicapped individuals and four have a fireplace and fully equipped kitchen and counter wet bar. The Corps of Engineers has approved a development plan for 52 privately owned Condominiums whereby JRML will manage and receive a net 40% of the revenues from those rentals. The Lodge is located on the island and the cabins, and the model Condominium and future development lots are located on the shore.

         The Lodge includes a meeting room that can accommodate 100 people and be partitioned into two rooms. All cabins, suites in the Lodge and the Condominium have cable television and most have VCRs.

Boat Rentals

         The rental fleet consists of 19 pontoon boats and 30 houseboats and 27 of the houseboats are considered luxurious having amenities such as air conditioning, full service kitchens and full service bathrooms. The 19 pontoon boats are 24 feet in length and are equipped with deck chairs. Three houseboats are 56 feet by 16 feet and sleep twelve. Twenty five of the house boats are 60 feet by 14 feet and sleep eight while two of the houseboats are 70 feet by 16 feet and sleep twelve. The houseboats are marketed as an extension of JRML's lodging and are rented as "boatel rooms" when they are not out on the lake as rental boats.
         The Jamestown Queen is a 140 passenger paddle boat that is used for sight seeing, dinner and party cruises. The paddle boat is equipped for dining, dancing and is marketed toward catered social events for groups. The revenue figures for boat rentals summarized above exclude revenues derived from The Jamestown Queen. JRML has discontinued rental of ski boats, fishing boats and wave runners because of liability concerns

Other revenue Sources, Facilities and Expansion

         JRML also derives revenues from the maintenance and repair of boats, boat brokering, telephone service, and miniature golf, among other sources of revenues. There are a variety of administrative and maintenance facilities located throughout the Resort and Marina that support the facility's operation.

Environmental Matters

         JRML's operations are subject to various federal, state and local laws and regulations relating to the environment. Violation of any of these statutes and regulations or orders issued thereunder could result in civil or criminal enforcement actions. In addition to other applicable law, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, provides for cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the Environmental Protection Agency to take any necessary response actions at such sites, including requiring potentially responsible parties to take or pay for such actions. JRML is not aware of any potentially material environmental liability relating to any property in which JRML has an interest; however, there can be no assurance that no such liability exists, or that future developments will not result in material costs and liabilities being imposed on JRML.

Employees

         JRML employs 20 full time people throughout the year. These employees are principally responsible for the management of the Resort and Marina, its maintenance as well as services provided throughout the year. With the exception of the Ship Store and Restaurant the Resort and Marina essentially remains open in the winter and fully operational during the other seasons.

         The number of JRML's employees increases to 50 in the spring and fall and 150 in the summer, essentially Memorial Day through Labor Day.

Competition

         There are a total of nine other marinas on Lake Cumberland. These marina's are generally smaller than that of JRML. JRML is the newest and highest quality facility on Lake Cumberland and in the entire region. Almost all of the slip rental rates are higher than those of other marinas on Lake Cumberland and in the entire area which management believes reflects the higher quality slips and many additional amenities at JRML.

         JRML does, however, compete with a variety of other recreational and entertainment activities in the Kentucky and Tennessee area. JRML's customers are principally from Kentucky and Ohio. There are a large number of recreational, entertainment and vacation activities, many of which have significantly greater resources than those of JRML that are located in Kentucky, Ohio and Tennessee.

Lease with the U.S. Department of the Army

         JRML leases approximately 291 acres, including water and land, on which the Resort and Marina are located, from the Corps. The original term of the lease ends December 31, 2012, but the term has been extended to December 31, 2037. JRML may terminate the lease at any lease year upon six months notice, and the Corps may terminate the lease if JRML violates the lease and continues to do so for 60 days after notice of the violation in writing.

         Rent on the lease is calculated based on an assumed break even point. JRML must pay 0.75% of all sales and 2.25% of all rents and services below the break even point. Gross income between the break even point and twice the break even point requires the payment of 2.25% of sales and 6.75% of rents and services. Gross revenue in excess of twice the break even point requires the payment of 3.00% of sales and 7.00% of rents and services. For the calendar years ended December 31, 1995 and 1994, JRML paid $ 67,788 and $64,461 in rent, respectively. The lease prohibits gambling on the premises. The one percent development rent paid to the Commonwealth of Kentucky was $40,108 in 1995 and $37,046 in 1994.

Legal Proceedings

         JRML has no legal proceedings pending other than two lawsuits involving former employees and one liability claim. Management of JRML does not consider these lawsuits material.

Market for Common Equity and Related Stockholder Matters.

         The Company's Common Stock has not been traded for the last several years because of the Company's inactivity and there has been no market for the Company's Common Stock for more than two years prior to June 30, 1996. The Company anticipates that trading will commence following the filing of this Form 10-KSB on the NASDAQ Bulletin Board, although there can be no assurance that such market will develop.

         As of September 15, 1996 there were approximately 2,950 holders of record of the Company's common stock, according to the records provided by the transfer agent.

         No cash dividends on the common stock has been declared or paid during the two years ending June 30, 1995, and there are currently no plans to pay a cash dividend.

Management's Discussion and Analysis or Plan of Operation

Fiscal Year Ended December 31, 1995, Compared to Fiscal Year Ended December 31, 1996

         While gross profit increased $173,835, JRML's loss for the year ended December 31, 1996, increased to $611,060 from $506,033, an increase in the loss of $105,027. Two factors offset the increase in gross profit, an increase of $188,409 in selling, general and administrative expense and an increase of $117,523 in interest expense. The principal increase in selling, general and administrative expense is attributable to increase in maintenance expense. The increase in interest expense related to increases in interest rates of certain indebtedness of JRML.

         Gross profit margins were similar in both years, 53.3% in 1995 and 53.5% in 1994. Revenues, however, increased $336,215, or 9.1%, to $4,010,022 from $3,683,807. The largest increases in revenue came from an increase of $170,946 in annual slip fees, an increase of $42,635 in fuel sales, and an increase of $40,399 in convenience store and merchandise sales. The increase in annual slip fees is attributable principally to an increase in the number of slips at JRML, and the fuel sales and convenience store merchandise sales are attributed principally to increased traffic related to the additional slips.

         Included in the net losses are non cash flow items for amortization and depreciation of fixed assets and goodwill amounting to $606,655 and $635,925 in 1995 and 1996, respectively. After taking into account these non cash items the net loss for 1995 and 1994 would be reduced to $2,205 in 1995 and net income of $129,892 in 1994. Management of JRML believes that these items clarify understanding of JRML's operational cash flow, that is, amortization and goodwill expenses are added to its net loss and scheduled mortgaged payments are subtracted. The expenses are non-cash expenses and, although expensed to reflect a decrease in the value of assets, the expenses do not reflect the enhanced value of the assets derived from JRML's operations.

Liquidity and Capital Resources

         JRML has incurred losses throughout its existence. At December 31, 1995, these losses totaled $4,047,563. While these losses have continued, JRML has focused on increasing its cash flow from operations. In 1996, as part of this plan, JRML was able to restructure and reduce its indebtedness by approximately $2,600,000. Management of JRML believes that the consequent reduction in interest payments will increase the cash available for operations and debt service. In addition, the Company and JRML are planning to reduce JRML's indebtedness further through the sale of equity.

Engagement of New Accountant

         On September 16, 1996, the Company filed a Current Report on Form 8-K reflecting the engagement by the Company of King Burns & Co. as the Company's independent accountants.

                                  Effectiveness

         In accordance with Nevada law and notwithstanding approval of the amendment by Consenting Stockholders, at any time prior to the filing of the Certificate of Amendment, the Board of Directors may, in its sole discretion, abandon the proposed amendment or approval of the Agreement without any further action by stockholders.

                              FINANCIAL STATEMENTS
             AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                         JAMESTOWN RESORT & MARINA, LTD
                        (a Kentucky Limited Partnership)

                           DECEMBER 31, 1995 AND 1994

                         JAMESTOWN RESORT & MARINA, LTD
                        (a Kentucky Limited Partnership)

                          Index to Financial Statements



                                                                         Page

Report of Independent Certified Public Accountants                         1

Financial Statements
         Balance Sheets                                                    2
         Statements of Operations                                          4
         Statements of Changes in Partners' Deficit                        5
         Statements of Cash Flows                                          6
         Notes to Financial Statements                                     7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Partners
Jamestown Resort & Marina, Ltd.

We have audited the accompanying balance sheets of Jamestown Resort & Marina, Ltd. (a Kentucky Limited Partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jamestown Resort & Marina, Ltd. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note C to the financial statements, the Partnership has incurred losses since its inception and at December 31, 1995, its current liabilities exceeded current assets by approximately $6,733,000. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                   KING, BURNS & COMPANY, P.C.


Dallas, Texas
September 6, 1996

                         JAMESTOWN RESORT & MARINA, LTD.
                        (a Kentucky Limited Partnership)
                                 Balance Sheets
                           December 31, 1995 and 1994


                                     ASSETS

                                                                                               1995            1994
CURRENT ASSETS                                                                             ------------    ------------
        Cash                                                                              $       9,628   $       3,584
        Escrow funds                                                                             26,673          43,262
        Receivables:
           Trade (net of allowance for doubtful accounts of $3,876 in 1996 and 1995)             47,653          46,799
           Other                                                                                 34,199          23,111
        Inventory                                                                                75,400          82,311
        Prepaid expenses                                                                         46,456          71,919
                                                                                           ------------    ------------
                      Total current assets                                                      240,009         270,986
                                                                                           ------------    ------------
PROPERTY AND EQUIPMENT
        Buildings and improvements                                                            2,352,561       2,249,862
        Land improvements                                                                        79,737          73,623
        Docks and floating buildings                                                          7,180,728       6,957,013
        Boats and improvements                                                                  782,105         717,688
        Furnishings, fixtures and equipment                                                   1,640,722       1,521,580
        Houseboats and pontoons under capital lease                                           1,373,649       1,373,649
        Computers under capital lease                                                           161,734         161,734
        Vehicles                                                                                 22,482          20,642
        Construction in progress                                                                240,931         148,931
                                                                                           ------------    ------------
                                                                                             13,834,649      13,224,722

        Less accumulated depreciation and amortization                                        3,987,745       3,403,036
                                                                                           ------------    ------------
Net property and equipment                                                                    9,846,904       9,821,686
                                                                                           ------------    ------------
OTHER ASSETS
         Deferred loan fees, net of accumulated amortization of
                $11,827                                                                         106,438               -
        Goodwill, net of accumulated amortization of
                $165,825 and $147,400                                                           571,175         589,600
                                                                                           ------------    ------------
                      Total other assets                                                        677,613         589,600
                                                                                           ------------    ------------
TOTAL ASSETS                                                                              $  10,764,526   $  10,682,272
                                                                                           ============    ============












The accompanying notes are an integral part of these financial statements.

                         JAMESTOWN RESORT & MARINA, LTD.
                        (a Kentucky Limited Partnership)
                           Balance Sheets - Continued
                           December 31, 1995 and 1994


                        LIABILITIES AND PARTNERS' DEFICIT

                                                                                       1995                 1994
CURRENT LIABILITIES                                                                ------------         ------------
        Current portion of long-term debt (including $3,410,277
                and $2,206,239 to related parties)                              $     3,819,067       $   10,622,738
        Current portion of obligations under capital leases                             198,391              203,793
        Accounts payable                                                                188,555              274,790
        Accrued interest (including $272,272 and $53,662 to related parties)          1,246,452              795,946
        Accrued liabilities                                                             141,387              249,313
        Security deposits                                                                29,074               34,458
        Deferred revenue                                                                633,190              531,411
        Accrued management fees - related party                                         581,301              458,006
        Accrued guarantee fees - related party                                           60,000               40,000
        Deferred gain on sale leaseback                                                  75,800               81,905
                                                                                   ------------         ------------
                          Total current liabilities                                   6,973,217           13,292,360
                                                                                   ------------         ------------
LONG-TERM LIABILITIES
        Long-term debt                                                                7,421,234              211,577
        Long-term portion of obligations under capital leases                           417,638              614,838
                                                                                   ------------         ------------
                          Total long-term liabilities                                 7,838,872              826,415

COMMITMENTS AND CONTINGENCIES (Notes C, D, E, F, G, H, K and L)

PARTNERS' DEFICIT                                                                    (4,047,563)          (3,436,503)
                                                                                   ------------         ------------
TOTAL LIABILITIES AND PARTNERS' DEFICIT                                         $    10,764,526       $   10,682,272
                                                                                   ============         ============



















The accompanying notes are an integral part of these financial statements.

                         JAMESTOWN RESORT & MARINA, LTD.
                        (a Kentucky Limited Partnership)
                            Statements of Operations
                     Years ended December 31, 1995 and 1994


                                                                                         1995            1994
REVENUES                                                                             ------------    -------------
        Annual slip fees                                                        $       1,168,041   $      997,195
        Boat rental                                                                       748,941          753,835
        Lodge                                                                             683,251          677,905
        Fuel                                                                              531,120          488,485
        Convenience store and merchandise                                                 381,123          340,724
        Restaurant                                                                        372,473          349,001
        Other                                                                             135,073           76,662
                                                                                     ------------    -------------
                          Total revenues                                                4,020,022        3,683,807
                                                                                     ------------    -------------
COST OF REVENUES
        Annual slip                                                                       165,634          129,395
        Boat rental                                                                       396,916          439,154
        Lodge                                                                             235,082          209,793
        Fuel                                                                              351,029          310,084
        Convenience store and merchandise                                                 288,498          269,061
        Restaurant                                                                        329,982          276,638
        Other                                                                             109,350           79,986
                                                                                     ------------    -------------
                          Total cost of revenues                                        1,876,491        1,714,111
                                                                                     ------------    -------------
GROSS PROFIT                                                                            2,143,531        1,969,696

SELLING, GENERAL AND ADMINISTRATIVE (including related party
        amounts for management and guarantee fees of $220,540 and $205,229)             1,278,390        1,089,981
AMORTIZATION OF GOODWILL                                                                   30,252           18,426
DEPRECIATION AND AMORTIZATION                                                             578,603          617,499
                                                                                     ------------    -------------
INCOME FROM OPERATIONS                                                                    256,286          243,790

INTEREST EXPENSE (including interest to related parties
        of $260,716 and $214,724)                                                         867,346          749,823
                                                                                     ------------    -------------
NET LOSS                                                                        $        (611,060)  $     (506,033)
                                                                                     ============    =============















The accompanying notes are an integral part of these financial statements.

                         JAMESTOWN RESORT & MARINA, LTD.
                        (a Kentucky Limited Partnership)
                    Statement of Changes in Partners' Deficit
                     Years ended December 31, 1995 and 1994


                                                                           Special
                                           General         Limited         Limited
                                           Partner         Partners        Partners           Total
                                       ---------------  --------------  --------------    -------------
Deficit at January 1, 1994            $   (2,913,099)   $    (17,371)   $       -         $ (2,930,470)

Net loss for the year
        ended December 31, 1994             (506,033)              -            -             (506,033)
                                       ---------------  --------------  --------------    -------------
Deficit at December 31, 1994              (3,419,132)        (17,371)           -           (3,436,503)

Net loss for the year
        ended December 31, 1995             (611,060)              -            -             (611,060)
                                       ---------------  --------------  --------------    -------------
Deficit at December 31, 1995          $   (4,030,192)   $    (17,371)   $       -         $ (4,047,563)
                                       ===============  ==============  ==============    =============

































The accompanying notes are an integral part of these financial statements.

                         JAMESTOWN RESORT & MARINA, LTD.
                        (a Kentucky Limited Partnership)
                            Statements of Cash Flows
                     Years ended December 31, 1995 and 1994


                                                                                       1995                1994
CASH FLOWS FROM OPERATING ACTIVITIES                                               ------------        ------------
        Net loss                                                                $      (611,060)     $    (506,033)
        Adjustments to reconcile net loss to net cash provided by
                operating activities
                        Depreciation and amortization of fixed assets                   578,603            617,499
                        Amortization of goodwill                                         30,252             18,426
                        Amortization of deferred gain on sale leaseback                  (6,105)            (6,105)
                        Changes in assets and liabilities:
                                Decrease (increase) in escrow funds                       16,589            41,409
                                Decrease (increase) in trade receivables                    (854)           (3,478)
                                Decrease (increase) in other receivables                 (11,088)           57,620
                                Decrease (increase) in inventory                           6,911            (7,279)
                                Decrease (increase) in prepaid expenses                   25,463             6,950
                                Increase (decrease) in accounts payable                  (86,235)          152,403
                                Increase (decrease) in accrued interest                  450,506           357,236
                                Increase (decrease) in accrued liabilities              (107,927)           94,807
                                Increase (decrease) in security deposits                  (5,384)           (8,447)
                                Increase (decrease) in deferred revenue                  101,779            46,890
                                Increase (decrease) in accrued guarantee fees             20,000            20,000
                                Increase (decrease) in accrued management fees           123,295            84,943
                                                                                    ------------        ------------
                        Net cash provided by operating activities                        524,745           966,841
                                                                                    ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES
        Purchases of property and equipment                                             (603,820)         (711,802)
                                                                                    ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES
        Proceeds from bank and related party loans                                     1,250,700                 -
        Repayments of borrowings                                                        (844,715)         (152,884)
        Repayments of obligation under capital lease                                    (202,601)         (189,195)
        Organization and loan costs                                                     (118,265)                -
                                                                                    ------------        ------------
                        Net cash provided by financing activities                         85,119          (342,079)
                                                                                    ------------        ------------
NET INCREASE (DECREASE) IN CASH                                                            6,044           (87,040)

Cash at beginning of the year                                                              3,584            90,624
                                                                                    ------------        ------------
Cash at end of the year                                                         $          9,628   $         3,584
                                                                                    ============        ============
SUPPLEMENTAL DISCLOSURES:
                Cash paid during the year for interest                          $        430,908   $       411,592
                                                                                    ============        ============
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
        AND FINANCIANG ACTIVITIES
                Assumption of debt in connection with the
                        purchase of property and equipment                      $              -   $       520,019
                                                                                    ============        ============

The accompanying notes are an integral part of these financial statements.

                         JAMESTOWN RESORT & MARINA, LTD
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1994



NOTE A - ORGANIZATION

General

Jamestown Resort & Marina, Ltd. (the "Partnership") is a limited partnership organized under the laws of the State of Kentucky by Jamestown Resort & Marina, Inc. ("JRMI"), the general partner, on November 1, 1987. The Partnership owns a resort and marina facility near Jamestown, Kentucky on Lake Cumberland.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of 3 months or less when purchased.

Inventory

Inventory is stated at the lower of cost or market and consists of food, beverages, clothing, fuel and boat parts. Cost is determined on the first-in, first-out ("FIFO") method of accounting.

Property and Equipment

Property and equipment are stated at cost. The Partnership provides for depreciation on the straight-line method over the estimated useful lives of the related assets. Assets held under capital leases are amortized using the straight-line method over the estimated useful lives of the related assets. Major classes of property and equipment and their related lives are as follows:

                                                                        Life in
                     Major Class                                         Years

Docks, floating buildings and buildings on land                           31.5
Houseboats and pontoons                                                   20.0
Land improvements                                                         15.0
Signage                                                                   10.0
Furnishings                                                                7.0
Computers under capital lease                                              5.0

Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

Goodwill

Goodwill relates to the original purchase of the marina and the U.S. Army Corps of Engineers lease and represents the excess of cost over fair value of net assets acquired which is being amortized using the straight-line method over 40 years. On an on-going basis, management reviews recoverability, the valuation and amortization of goodwill. As part of this review, management considers the undiscounted value of the projected future net earnings in evaluating the value of goodwill. If the undiscounted value of the projected future net earnings is less than the stated value, the goodwill would be written down to its fair value. Management also considers the appraised value of the marina facility in evaluating the value of goodwill.

                         JAMESTOWN RESORT & MARINA, LTD
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1994



NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- Continued

Deferred Loan Fees

Loan fees are capitalized and amortized over the life of the loan using the straight-line method.

Revenue Recognition

Annual or seasonal slip rentals received are recognized as deferred revenue and amortized into income over the life of the rental contract using the straight-line method. All other revenues are recognized at the time the rental occurs or the delivery of the product or service takes place.

Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

Income Taxes

Taxable income or loss of the Partnership is allocated to the partners in accordance with the provisions of the Partnership agreement. The Partnership qualifies as a limited partnership and as such, Federal income taxes accrue to the partners rather than to the Partnership. Accordingly, the accompanying statements of operations of the Partnership include no provision for income taxes.

Other

Advertising costs are expensed as incurred and amounted to $58,000 and $43,000 in 1995 and 1994, respectively.


NOTE C - GOING CONCERN UNCERTAINTY

As reflected in the statements of operations, the Partnership incurred net losses of approximately $611,000 and $506,000 in 1995 and 1994, respectively. At December 31, 1995, current liabilities exceed current assets by approximately $6,733,000. These factors, among others, raise substantial doubt as to the Partnership's ability to continue as a going concern.

Management has been successful in the past in negotiating delays in the payment of the Company's loans and was successful in refinancing the mortgage debt (Notes F and L) and paid off the obligations under the capital leases subsequent to December 31, 1995 (Note L). Management is also in the process of merging with a public shell (Note L), and has plans to raise sufficient additional capital in the public market after the merger to pay off certain of the short and long term debt and to provide additional liquidity to fund operations and growth.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities which may result from the possible inability of the Partnership to continue as a going concern.

                         JAMESTOWN RESORT & MARINA, LTD
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1994



NOTE D - DEVELOPMENT AGREEMENT WITH THE TRANSPORTATION CABINET OF THE
         COMMONWEALTH OF KENTUCKY

The Partnership and the Transportation Cabinet of the Commonwealth of Kentucky ("Transportation Cabinet") are parties to an agreement for development of the marina facilities. The Partnership agreed to construct a new resort and marina and the Transportation Cabinet agreed to construct an extension of Kentucky Highway 92 to the island upon which the Partnership constructed its lodge.

The Partnership agreed to pay the Transportation Cabinet one percent of the gross revenues received by the Partnership from the resort and marina facilities in perpetuity. The fees under the agreement totaled $40,000 in 1995 and $37,000 in 1994.


NOTE E - LEASE RIGHTS

The Partnership leases approximately 290 acres of land and water from the U.S. Army Corps of Engineers. The lease has a 25-year term beginning January 1, 1988 with an option for a 25-year extension which has been exercised. Rental amounts due under the lease are contingent upon a variety of factors, primarily gross revenues. Rent expense was $70,000 in 1995 and $64,000 in 1994.


NOTE F - NOTES PAYABLE AND LONG-TERM DEBT

                                                         December 31,
                                                   1995                 1994
                                                -----------          ----------

    Mortgage                                   $  7,194,005         $ 7,944,005
    Demand Note (related party)                   1,852,777           1,846,239
    General Partner note                          1,197,500                   -
    Limited Partner notes                           360,000             360,000
    Paddleboat notes                                209,736             270,066
    Yacht Club note                                 223,624             227,041
    Executive Boats note                            159,671             186,963
    Generators note                                  42,988                   -
                                                -----------         -----------
                                                 11,240,301          10,834,314
    Less current maturities                      (3,819,067)        (10,622,738)
                                                -----------         -----------
    Long-term portion                          $  7,421,234         $   211,577
                                                ===========         ===========


Mortgage. On December 31, 1988 the Partnership entered into two notes with banks to finance the resort and marina project. The first note was for $5,625,000 maturing on January 1, 1995. The note required monthly payments of principal in the amount of $53,568 and interest at a rate of 11%, adjusted to 3% above the weekly auction average rate of T-Securities, with a 3 year maturity on November
1. The second note was for $2,375,000 maturing on January 1, 1995. The note required monthly payments of principal in the amount of $6,000 and interest at a rate of 1% over the Base Lending rate as defined. Both notes were secured by Partnership property. Thereafter, the Partnership defaulted on the notes, and the bank became insolvent. The loan was subsequently assumed by the Resolution Trust Corporation ("RTC"). The note was consolidated with several other notes and sold to a second bank in March, 1993.

                         JAMESTOWN RESORT & MARINA, LTD
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1994



NOTE F - NOTES PAYABLE AND LONG-TERM DEBT - Continued

Accrued interest was $748,240 and $708,240 at December 31, 1995 and 1994, respectfully.

On August 11, 1995, The Partnership entered into a written agreement with the second bank whereby the notes held could be paid off by the Partnership for $6,100,000, plus accrued interest of $240,000. The amount was refinanced on January 29, 1996 (Note L). The classification of the note payable (long-term and short-term portions) is based on the refinanced terms. This agreement was conditional on the ability of the Partnership to make an initial payment of $1,000,000 at the closing of the loan modification and being able to repay the remaining $5,100,000 by May 1, 1996. The Partnership made a payment of $750,000 on September 1995. These funds were obtained from related parties and bear interest at 10%. The remaining $250,000 was rolled over into the final settlement. See Note L.

Demand Note. The Partnership originally entered into a note agreement with a bank for $2,000,000 on November 16, 1989, at 1 1/2% over the prime lending rate which was collateralized by a second mortgage on the assets of the Partnership and by certain items of the Webb Family Trust, an entity related to the general partner. A 1 % guarantee amount based on the outstanding balance is payable to the Webb Family Trust as compensation for pledging its collateral (See Note H). The Partnership defaulted on the note several times and on January 15, 1993 the note was converted to a demand note. In March 1994, the Partnership again defaulted under the terms of the note and the Webb Family Trust collateral was liquidated by the bank to satisfy the note. The Partnership subsequently became obligated to the Webb Family Trust under the same terms as the demand note.

General Partner Loans. The Webb Family Trust loaned the Partnership $477,500 at various dates in 1995 and $750,000 in September 1995 at 10% under a promissory note entered into on August 10, 1995. The note matured on May 1, 1996 and is due on demand.

Limited Partner Loans. On March 6, 1992, loans totaling $360,000 were made by limited partners at 1% plus prime for operating shortfalls and capital improvements. The notes are payable on demand. The notes may be extended each year for a fee of 1% of the note balance.

Paddleboat. Webb Cruise Lines, Inc. (WCL) an entity controlled by the general partner originally purchased the Jamestown Queen, a paddleboat, by obtaining financing from two banks. On April 21, 1989 WCL entered into the first note with a bank for $325,000. On October 30, 1994 the note was renewed for $251,303 at 2% plus prime maturing on April 30, 2000. The note requires monthly payments of $5,309 of principal and interest. The loan is collateralized by five shares (5.6%) of the limited Partnership units, the Paddleboat and guaranteed by the Webb Family Trust. On May 8, 1989, WCL entered into a 13.5% variable note with a second bank amounting to $75,000 with interest and principal due on June 22, 1995. The Partnership paid a monthly rent of $7,260 to WCL for the use of the boat. The Partnership assumed both notes and title of the boat from WCL in May 1994 for the balance of both notes of $282,346 which approximated the fair value of the Paddleboat.

Yacht Club. Webb Lexington Ventures, Inc., an entity controlled by the general partner, entered into a 11% mortgage note with a bank for $278,000 to purchase the Yacht Club. The note matures on July 1, 1996 and interest is payable quarterly in October, January, April and July. Principal payments consist of two installments, $23,757 on January 1, 1996 and $200,000 on July 1, 1996. The note is collateralized by the property of the general partner. The Yacht Club was acquired by the Partnership by assuming the note, which approximated the fair market value of the Yacht Club.

                         JAMESTOWN RESORT & MARINA, LTD
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1994



NOTE F - NOTES PAYABLE AND LONG-TERM DEBT - Continued

Executive Boats. On February 8, 1990, the Partnership entered into a note with a bank finance its executive boats and is collateralized by the two houseboats. The note was renewed on October 30, 1995 and provides for monthly principal payments of $4,000 and interest at 11% and matures on October 28, 1999.

Generators. On May 26, 1995, the Partnership entered into a note with a bank for $53,200 at a fixed rate of 10.5% maturing on October 1, 1997. The note is collateralized by 12 boat generators. Interest and principal of $3,000 are paid monthly beginning on July 1, 1995 through October 1, 1995. Payments will resume each year on March 1 through October 1.

Aggregate maturities of long-term debt at December 31, 1995 are as follows:

                  1996                                 $  3,819,067
                  1997                                      217,870
                  1998                                      217,425
                  1999                                      234,021
                  2000                                      173,393
                  Thereafter                              6,578,525
                                                       ------------
                  Total                                $ 11,240,301
                                                        ===========


NOTE G - OBLIGATIONS UNDER CAPITAL LEASES

The Partnership leases certain boats and computer equipment under capital leases. In 1991, the Partnership sold 25 houseboats and 20 pontoon boats for $1,374,000 to a bank and subsequently leased back the boats under a capital lease. In connection with this sale and lease-back transaction, the Partnership recorded a deferred gain of $104,000. This gain is being amortized as a offset to amortization expense over the term of the lease. The lease term is for six years and monthly payments of $30,000 are required from March through October of each year. The lease also has a purchase option of $202,000 at the end of the lease. The Partnership entered into a sale and leaseback transaction for computer equipment in 1990 for $161,000. The computer lease matured in 1994. The Partnership is required to pay future minimum payments related to these leases as follows:

                                                                        Amount

                              1996                                  $   239,710
                              1997                                      443,938
                                                                    -----------
                                                                        683,648
                              Amount representing interest              (67,619)
                              Present value of net minimum
                               lease payments                          616,029
                              Current portion                           198,391
                                                                     ----------
                              Total                                 $   417,638
                                                                     ==========

The weighted average interest rate on the capital leases approximates 10% at December 31, 1995.

Accumulated amortization for leased boats and computer equipment at December 31, 1995 and 1994 was $456,000 and $384,000 , respectively. Amortization expense, net of the deferred gain amortization of $6,000 each year, for the leased boats and computer equipment was approximately $65,000 and $95,000 during 1995 and 1994, respectively.

                         JAMESTOWN RESORT & MARINA, LTD
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1994



NOTE G - OBLIGATIONS UNDER CAPITAL LEASES - Continued

In connection with the boat lease, the bank requires a monthly deposit of $3,761 into an escrow account for repairs and maintenance of the boats. This account has a balance of approximately $26,000 and $43,000, at December 31, 1995 and 1994, respectively, which is included in escrow funds in the accompanying balance sheets.


NOTE H - RELATED PARTY TRANSACTIONS

The general partner has a management agreement with the Partnership to provide management services to the Partnership for a fee equal to 5% of the annual gross revenues. Such fee is payable to the general partner at a rate $4,000 per month, plus direct costs and expenses associated with its management of the Partnership. The remainder of the fee is accrued. Accrued management fees at 1995 and 1994 were $581,000 and $458,000, respectively. Management fees paid in 1995 and 1994 were $48,000 and management fee expense was $201,000 and $185,000, respectively.

The general partner guaranteed the Demand Note (Note F) and receives as compensation a fee of 1% of the outstanding note balance annually. Such fee amounted to $20,000 during 1995 and 1994, respectively. The accrued guarantee fee was $60,000 and $40,000 at December 31, 1995 and 1994, respectively.

Accrued interest due to the partners was $272,000 and $54,000 at December 31, 1995 and 1994, respectively. Interest expense payable to related parties was $261,000 and $215,000 during 1995 and 1994, respectively.

Accounts receivable (other) of $25,000 at December 31, 1995 and 1994, from related parties, are recorded as a reduction of accrued management fees and are primarily for reimbursable expenses.

The Partnership rents a portion of land to the general partner for $441 per year.

Also see Note F.


NOTE I  - PARTNERSHIP AGREEMENT

The general partner is required to manage the affairs of the Partnership but is not required to make a capital contribution for its interest in the Partnership. For Federal income tax purposes, the special limited partners received an assigned value of $200,000 (equivalent to eight units) for contributing their interest in the Sale and Purchase Agreement with Jamestown Dock, Inc. Eighty units had been sold to limited partners.

The special limited and limited partners are entitled to an annual Preference Payment of 10% of their capital contributions to the extent that cash flow exceeds operating expenses, debt service and funds set aside in a working capital reserve. All unpaid Preference Payments accumulate and may be paid in future years out of available cash flow. Remaining cash flow, after the Preference Payment, is distributable to the limited partners and to the general partner in proportion to their interests in partnership profits. No cash distributions have been made to the partners. Accumulated but unpaid Preference Payments totaled $1,372,917 at December 31, 1995 and $1,152,917 at December 31, 1994 (Note L).

The net loss for the years ended December 31, 1995 and 1994 was allocated in accordance with the Partnership Agreement. No loss is allocated to the special limited partners because of their nil capital account balances. In accordance with the Partnership agreement, limited partners are allocated 80% of net losses to the extent that they have positive capital account balances, and the general partner is allocated the remaining loss.

                         JAMESTOWN RESORT & MARINA, LTD
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1994


NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments", requires disclosure about the fair value of all financial assets and liabilities for which it is practicable to estimate. Cash and escrow funds, accounts receivable, accounts payable and other liabilities are carried at amounts that reasonably approximate their fair values.

The carrying amount and fair value of notes payable and long-term debt (excluding capital leases) are as follows:

                                                     December 31, 1995
                                               Carrying             Fair
                                                 amount             value
                                               --------             -----
    Mortgage debt                             $7,194,000          $5,350,000
    Demand note                                1,853,000           1,853,000
    Variable rate debt                           570,000             570,000
    Other current debt                         1,677,000           1,677,000


NOTE K - CONTINGENT LIABILITIES

In the normal course of its business, the Partnership is subject to litigation. Management of the Partnership, based on discussions with its outside legal counsel, does not believe any claims, individually or in the aggregate, will have a material adverse impact on the Partnership's financial position.


NOTE L - SUBSEQUENT EVENTS

On January 29, 1996, the Partnership entered into a loan agreement for $6,300,000 maturing on February 1, 2001. The agreement requires monthly payments of principal and interest at a variable rate equal to the commercial paper rate plus 4.25%. Proceeds of $5,800,000 was used to settle the $5,631,000 mortgage note described in Note F, and $678,000 was used to settle the boat lease obligation (Note F) and related loan origination fees. Other short term borrowings were obtained to finance the difference between amounts paid and the $5,800,000 proceeds used from the $6,300,000 loan agreement.. On March 28, 1996 the remaining $500,000 was drawn on the note. The balance due on the note at June 30, 1996 was $6,261,000.

As of September 12, 1996, the Partnership, by consent of the JRMI and the limited partners, entered into an agreement (the "Agreement") with Sonoma International ("Sonoma"), a public company with no operations. The Agreement requires the transfer and assignment to Sonoma of all of the common stock of JRMI and all limited partnership interests in exchange for 1,700,000 shares of common stock of Sonoma. There are several conditions to closing including the delivery to Sonoma of an appraisal which states that the assets of the Partnership, as of the date of the appraisal, have a fair market value of not less than $10,000,000. That appraisal has been delivered to Sonoma. The agreement incorporates the payment of the preference payments due (Note I) through the issuance of shares of Sonoma.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



Sonoma International (a public company which has had no operations since 1988) ("Sonoma") was incorporated under the laws of the State of Nevada on June 10, 1940. Since February of 1988, Sonoma has focused on finding assets and or operations that could be acquired by Sonoma so that Sonoma could become an operating entity.

Jamestown Resort & Marina, Ltd. (the "Partnership") is a limited partnership organized under the laws of the State of Kentucky by Jamestown Resort & Marina, Inc., the general partner, on November 1, 1987. The Partnership owns a resort and marina facility near Jamestown, Kentucky on Lake Cumberland.

On September 12, 1996, Sonoma entered into a stock exchange agreement ("agreement") with the Partnership whereby Sonoma would be reorganized in consideration of acquiring all of the partnership units of the Partnership. Sonoma is to acquire 100% of the Partnership in exchange for an aggregate of approximately 85% of its common stock.

The unaudited pro forma balance sheet of Sonoma reflects the reorganization with the Partnership as if it had occurred on June 30, 1996. Such pro forma information is based on the historical balance sheet data of Sonoma and the Partnership as of June 30, 1996, giving effect to the proposed acquisition of all partnership interests of the Partnership using the pooling method of accounting. The unaudited pro forma statements of operations for the years ended June 30, 1996 and 1995 reflects the reorganization as if it had occurred on July 1, 1994, giving effect to the acquisition using the pooling method of accounting.

The unaudited pro forma financial information is not necessarily indicative of the results of operations that would have been reported had such events occurred on the dates specified, nor is it necessarily indicative of the future results of the combined entities. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of Sonoma and the Partnership.

                              SONOMA INTERNATIONAL
                             (A Nevada Corporation)
                Pro Forma Consolidated Balance Sheet (unaudited)
                                  June 30, 1996



                                                              Historical                 Pro Forma        Pro Forma
                                                       Sonoma          Jamestown        Adjustments        Balance
CURRENT ASSETS                                        ----------      -------------     -------------    ------------
        Cash                                           $    -       $       16,167     $       -       $      16,167
        Escrow funds                                        -               19,097             -              19,097
        Receivables:                                                                           -                   -
                Trade, net                                  -              131,319             -             131,319
                Other                                       -               34,063             -              34,063
        Inventory                                           -              155,004             -             155,004
        Prepaid expenses                                    -               40,901             -              40,901
                                                      ----------      -------------     -------------    ------------
                    Total current assets                    -              396,551             -             396,551

PROPERTY AND EQUIPMENT
        Buildings and improvements                          -            2,197,655             -           2,197,655
        Land improvements                                   -               79,962             -              79,962
        Docks and floating buildings                        -            7,174,566             -           7,174,566
        Boats and improvements                              -            2,169,004             -           2,169,004
        Furnishings, fixtures and equipment                 -            1,920,713             -           1,920,713
        Vehicles                                            -               22,482             -              22,482
        Constuction in Progress                             -              374,963             -             374,963
                                                      ----------      -------------     -------------    ------------
                                                            -           13,939,345             -          13,939,345

        Less accumulated depreciation and amortization      -            4,254,953             -           4,254,953
                                                      ----------      -------------     -------------    ------------
Net property and equipment                                  -            9,684,392             -           9,684,392

OTHER ASSETS
        Deferred loan fees, net                             -              348,593             -             348,593
        Goodwill, net                                       -              561,963             -             561,963
                                                      ----------      -------------     -------------    ------------
                    Total other assets                      -              910,556             -             910,556

TOTAL ASSETS                                           $    -       $   10,991,499     $       -       $  10,991,499
                                                      ==========      =============     =============    ============

















See accompanying notes to unaudited pro forma consolidated financial statements.

                              SONOMA INTERNATIONAL
                             (A Nevada Corporation)
          Pro Forma Consolidated Balance Sheet - Continued (unaudited)
                                  June 30, 1996


                                                                        Historical                 Pro Forma      Pro Forma
                                                                Sonoma          Jamestown         Adjustments      Balance
CURRENT LIABILITIES                                           ----------      -------------     -------------    ------------
        Current portion of long-term debt                     $  262,391      $  3,457,920     $         -       $  3,720,311
        Accounts payable                                         394,769                 -         394,769
        Accrued interest                                         252,435           469,681               -            722,116
        Accrued liabilities                                          275           204,254               -            204,529
        Security deposits                                              -           251,334               -            251,334
        Deferred revenue                                               -           599,879               -            599,879
        Accrued management fees - related party                        -           627,687               -            627,687
        Accrued guarantee fees - related party                         -            70,000               -             70,000
                                                              ----------      -------------     -------------    ------------
                                Total current liabilities        515,101         6,075,524               -          6,590,625

LONG-TERM LIABILITIES                                                  -         6,964,623                          6,964,623

OWNERS' DEFICIT
        Partners' deficit                                              -        (2,048,648)      2,048,648 (A)              -
        Stockholders' deficit
           Common stock, $0.20 par value, authorized, issued
             and outstanding shares, 2,000,000                    60,000                 -         340,000 (A)        400,000
           Additional paid-in capital                          4,274,616                 -      (2,388,648)(A)      1,885,968
           Accumulated deficit                                (4,849,717)                -                         (4,849,717)
                                                              ----------      -------------     -------------    ------------
                                Total owners' deficit           (515,101)       (2,048,648)              -         (2,563,749)

TOTAL LIABILITIES AND OWNERS' DEFICIT                         $        -      $ 10,991,499     $         -       $ 10,991,499
                                                              ==========      =============     =============    ============


























See accompanying notes to unaudited pro forma consolidated financial statements.

                              SONOMA INTERNATIONAL
                             (A Nevada Corporation)
           Pro Forma Consolidated Statement of Operations (unaudited)
                            Year ended June 30, 1996


                                                      Historical                 Pro Forma        Pro Forma
                                               Sonoma          Jamestown        Adjustments        Balance
REVENUES                                     ----------      -------------     -------------    ------------
        Annual slip fees                  $          -       $  1,197,062      $       -        $  1,197,062
        Boat rental                                  -            743,442              -             743,442
        Lodge                                        -            687,539              -             687,539
        Fuel                                         -            545,320              -             545,320
        Convenience store and merchandise            -            366,458              -             366,458
        Restaurant                                   -            369,530              -             369,530
        Other                                        -            113,175              -             113,175
                                             ----------      -------------     -------------    ------------
                                                                        -
              Total revenues                         -          4,022,526              -           4,022,526

COST OF REVENUES
        Annual slip                                  -            136,821              -             136,821
        Boat rental                                  -            387,696              -             387,696
        Lodge                                        -            229,667              -             229,667
        Fuel                                         -            351,552              -             351,552
        Convenience store and merchandise            -            285,137              -             285,137
        Restaurant                                   -            316,826              -             316,826
        Other                                        -            103,498              -             103,498
                                             ----------      -------------     -------------    ------------
              Total cost of revenues                 -          1,811,197              -           1,811,197
                                             ----------      -------------     -------------    ------------
GROSS PROFIT                                         -          2,211,329              -           2,211,329

SELLING, GENERAL AND ADMINISTRATIVE              9,147          1,295,462              -           1,304,609
GAIN ON REDUCTION OF OBLIGATIONS                28,363                  -              -              28,363
AMORTIZATION OF GOODWILL                             -             68,834              -              68,834
DEPRECIATION AND AMORTIZATION                        -            491,229              -             491,229
                                             ----------      -------------     -------------    ------------
INCOME (LOSS) FROM OPERATIONS                   19,216            355,804              -             375,020

INTEREST EXPENSE                                11,284            914,562              -             925,846
                                             ----------      -------------     -------------    ------------
NET INCOME (LOSS)                         $     36,295  $        (558,758)     $       -        $   (522,463)
                                             ==========      =============     =============    ============

Net income (loss) per common share        $       0.00                                          $      (0.26)
                                             ==========                                         ============
Weighted average shares outstanding         47,774,591                                          $  2,000,000
                                             ==========                                         ============












See accompanying notes to unaudited pro forma consolidated financial statements.

                              SONOMA INTERNATIONAL
                             (A Nevada Corporation)
           Pro Forma Consolidated Statement of Operations (unaudited)
                            Year ended June 30, 1995


                                                         Historical                 Pro Forma        Pro Forma
                                                  Sonoma          Jamestown        Adjustments        Balance
REVENUES                                        ----------      -------------     -------------    ------------
        Annual slip fees                       $         -       $  1,091,420       $       -       $ 1,091,420
        Boat rental                                      -            758,764               -           758,764
        Lodge                                            -            694,079               -           694,079
        Fuel                                             -            494,998               -           494,998
        Convenience store and merchandise                -            352,601               -           352,601
        Restaurant                                       -            368,594               -           368,594
        Other                                            -             94,093               -            94,093
                                                ----------      -------------     -------------    ------------
                                                                            -
                 Total revenues                          -          3,854,549               -         3,854,549

COST OF REVENUES
        Annual slip                                      -            162,466               -           162,466
        Boat rental                                      -            349,613               -           349,613
        Lodge                                            -            234,583               -           234,583
        Fuel                                             -            325,714               -           325,714
        Convenience store and merchandise                -            276,268               -           276,268
        Restaurant                                       -            314,009               -           314,009
        Other                                            -             86,183               -            86,183
                                                ----------      -------------     -------------    ------------
                 Total cost of revenues                  -          1,748,836               -         1,748,836

GROSS PROFIT                                             -          2,105,713               -         2,105,713
                                                ----------      -------------     -------------    ------------
SELLING, GENERAL AND ADMINISTRATIVE                 75,800          1,201,898               -         1,277,698
AMORTIZATION OF GOODWILL                                 -             18,426               -            18,426
DEPRECIATION AND AMORTIZATION                            -            604,854               -           604,854
                                                ----------      -------------     -------------    ------------
INCOME (LOSS) FROM OPERATIONS                      (75,800)           280,535               -           204,735

INTEREST EXPENSE                                    34,240            761,645               -           795,885
                                                ----------      -------------     -------------    ------------
NET LOSS                                       $  (110,040)      $   (481,110)      $       -       $  (591,150)
                                                ==========      =============     =============    ============
Net loss per common share                      $      0.00                                          $     (0.30)
                                                ==========                                         ============
Weighted average shares outstanding             25,579,850                                          $ 2,000,000
                                                ==========                                         ============














See accompanying notes to unaudited pro forma consolidated financial statements.

                              SONOMA INTERNATIONAL
                             (A Nevada Corporation)
        Notes to Pro Forma Consolidated Financial Statements (unaudited)


NOTE A - AGREEMENT TO ACQUIRE JAMESTOWN RESORT & MARINA, LTD.

The Agreement requires that Sonoma effect a one for two hundred reverse split, leaving 300,000 shares issued and outstanding, and issue 1,700,000 shares (with a par value of $0.20 after the reverse split) for the acquisition of the Partnership.


NOTE B - EXTRAORDINARY ITEMS NOT INCLUDED IN THE UNAUDITED PRO FORMA FINANCIAL
         STATEMENTS

During fiscal year 1996, Sonoma had an extraordinary gain from conversion of debt to equity of $418,699. Jamestown also had an extraordinary gain on debt extinguishment of $2,518,487 during this period. These items are not reflected in the accompanying pro forma consolidated financial statements.


NOTE C - INCOME TAXES

Sonoma and the Partnership, on a consolidated basis, incurred losses for both 1996 and 1995, and the more likely than not criterion as to whether income will be generated in the future has not been met. Therefore, a 100% valuation allowance has been recorded. Accordingly, the accompanying pro forma statements of operations do not reflect any income tax expense (benefit).


NOTE D - SONOMA LONG TERM DEBT AND ACCRUED INTEREST

In 1995, Sonoma entered into conditional settlement agreements with the creditors in an attempt to settle its long term debt and related accrued interest. All settlement agreements are in the form of debt relief in exchange for common stock of Sonoma and conditioned upon Sonoma's common stock being listed on the National Bulletin Board and having a market value so that the stock can be liquidated. As the market value has not been established, the effect of settling Sonoma's debt through the issuance of common stock is not reflected in the accompanying pro forma financial statements.

                                    EXHIBIT A

         Article IV of the Articles of Incorporation of Sonoma International. will be amended by the addition of the following paragraph immediately following paragraph 3 thereof:


                                  ARTICLE FOUR

         "The authorized capital stock of the Corporation is 20,000,000 shares of Common Stock, par value $0.001 per share. Upon filing of this amendment by the Department of State of the State of Nevada, the sixty million (60,000,000) presently outstanding shares of the Corporation's Common Stock par value of $0.001 per share shall forthwith be reclassified and converted into 300,000 shares of the new Common Stock of the par value of $0.001 per share at the rate of one-hundredth (1/200) share of the new Common Stock of the par value $0.001 per share for each share of the presently outstanding Common Stock of the par value of $0.001 per share. The Corporation shall not issue fractional shares but shall pay in cash the fair value, as determined by the Board of Directors, of fractional interests in shares as of the time when those entitled to receive the interests are determined."